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                                                                     EXHIBIT 4.6

                   FIRST AMENDMENT OF ACCUSTAFF INCORPORATED
                        NON-EMPLOYEE DIRECTOR STOCK PLAN


         WHEREAS, the Board of Directors of AccuStaff Incorporated (the "Company") adopted and the stockholders approved the Non-Employee Director Stock Plan (the "Director Plan") on December 29, 1993;

         WHEREAS, the purpose of the Director Plan is to provide an incentive and reward to the Company's non-employee directors; and

         WHEREAS, the Board of Directors of the Company approved an amendment to the Company's Director Plan (the "First Amendment");

         NOW, THEREFORE, the Director Plan is hereby amended as follows:

         1. Defined Terms. Initially capitalized terms used in this First Amendment, which are not otherwise defined by this Amendment, are used with the same meaning ascribed to such terms in the Director Plan.

         2.      Amendment.  Section 3.4 is amended to read as follows:

         3.4 The Committee shall have the authority to interpret and construe the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Agreement and make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the amending or modifying of outstanding Options or Awards, provided that the Participant consents to such action. The Committee shall also have the discretion and authority to specify, with respect to Options or Awards of a particular Participant, the effect upon such Participant's right to exercise an Option or Award upon death, which effect might include acceleration of the date at which an Option or Award may be exercised in full; provided, however, that in no event may an Option or Award be exercised after the expiration of ten (10) years from the Effective Date of Grant. The interpretation and construction by the Committee of any provisions of the Plan or any Option or Award granted under it and all actions of the Committee shall be binding on all parties hereto. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option or Award granted under it.


         3. Approval. Except as hereinabove amended and modified, the Director Plan is approved without further modification or amendment.





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         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of June 21, 1996, effective as of May 13, 1996, in accordance with
Section 8 of the Director Plan and the authority provided by the Director Stock Plan Committee and the Board of Directors.

                                        ACCUSTAFF INCORPORATED




                                        By  /s/ Derek E. Dewan
                                           ---------------------------------
                                        Name:  Derek E. Dewan
                                        Title: Chariman of the Board, President
                                               and Chief Executive Officer


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